Exhibit 99.1

North American Crane Bureau Expands Relationship with Goodyear into 2022 and Builds New Relationship with L’Air

ALTAMONTE SPRINGS, Fla., Aug. 24, 2021 /PRNewswire/ - North American Crane Bureau Group (NACB), a subsidiary of ProBility Media Corp, (OTCPK: PBYA), an education company building the first full-service training and career advancement brand for the skilled trades, extends relationship with Goodyear Tire & Rubber Company (NASDAQ: GT) to include additional programs for the end of 2021 and into 2022.

NACB will perform rigging and signaling train the trainer programs for Goodyear which will enable them to qualify their own rigging and signaling personnel. In addition to the September 2021 program, NACB will add crane training programs to include NCCER (National Center for Construction Education and Research) certification testing to meet OSHA’s 1926.1427 crane operator certification requirement. The Goodyear programs will take place in Houston, Texas.

NACB will also be providing crane management training for L’Air Liquide S.A. (Paris: AI) and (OTC: AIQUY) at its Branchburg New Jersey facility. “This is a new relationship for us, and we are excited to bring our quality training programs to L’Air.” stated Dana Jackson, Chief Operating Officer of ProBility Media Corp. “Our goal is to expand this program into a longer-term relationship with L’Air including additional company locations.”

ProBility recently announced the acquisition of Upstryve Inc. The closing of the transaction is expected to be completed by the end of our 1st Quarter end August 31, 2021.

About North American Crane Bureau Group

NACB, a subsidiary of ProBility Media Corp., conducts over 400 safety programs each year all over the world. With training facilities located in Central Florida, Cincinnati, OH and Southeast Texas, customers can receive hands-on crane operator training at these locations. NACB has also published award winning courses in safety, rigging and crane operations. NACB holds a federal accreditation under 29CFR part 1919, Cal/OSHA accreditation under Title 8, and is recognized by several state entities as being qualified to conduct lift equipment inspection / certification and / or operator training / certification. In 1996 NACB partnered with NCCER to facilitate the development of its first mobile crane operator training series. Today NACB offers NCCER, ANSI Accredited Certifications for its crane, rigging and signal person certifications as well as a host of NACB Certifications, Authorizations and Qualifications. For more information, visit http://www.CraneSafe.com.

About Upstryve Inc

Upstryve is the only tutoring platform dedicated to providing aspiring professionals an affordable all-encompassing learning experience. Upstryve provides 1 on 1 contractor license exam preparation for professionals to confidently pass their state or national exams and obtain their contractor license. It’s platform links aspiring trade professionals with expert trade tutors and instructors who have years of experience in the field. Students work with tutors who guide them through typical struggles and help them gain the confidence they need before exam day. It’s instructors specialize in exam preparation for all construction and trades, National Trade Association Exams, Contractors, Electricians, Plumbing, HVAC, Engineering, Healthcare, Utilities and more. Upstryve offers existing industry experts to earn from three sources, hourly tutoring at their desired hourly rate, affiliated sales of study materials and the ability to publish study materials, test questions and specialized courses through its publishing platform. For more information, visit www.upstryve.com.

About ProBility Media Corp.

ProBility Media Corp. is an industrial education and training technology company headquartered in Coconut Creek, Florida, offering education online and in person programs including training in a variety of vocational industries. ProBility is executing a disruptive strategy of defragmenting the education and training marketplace by offering high quality training courses and materials to prepare the workforce for excellence. ProBility services customers from the individual to the small business to the enterprise level corporation. For more information, visit http://www.ProBilityMedia.com.

Forward-Looking Statements

This Press Release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in or implied by such statements. The Company undertakes no obligation to update or advise in the event of any change, addition or alteration to the information included in this Press Release including such forward-looking statements, except as required by federal securities laws.

SOURCE Probility Media Corp.

Related Links

http://www.ProBilityMedia.com